UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURUTIES EXCHANGE ACT OF 1934
Commission File Number 033-11194
CENTURY PACIFIC HOUSING FUND-I
A CALIFORNIA LIMITED PARTNERSHIP
I.R.S. EMPLOYER IDENTIFICATION NO. 95-4178283
3 E. Stow Road, Suite 100, Marlton, NJ 08053
REGISTRANT’S TELEPHONE NUMBER: (856) 596-3008
     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐

Rule 12g-4(a)(2)	☐

Rule 12h-3(b)(1)(i)	☐

Rule 12h-3(b)(1)(ii)	☐

Rule 15d-6	☑
     Approximate number of holders of record as of the certification or notice date: 2,088
     Pursuant to the requirements of the Securities Exchange Act of 1934, Century Pacific Housing Fund-I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

January 28, 2009	By:	/s/ Irwin J. Deutch
Irwin J. Deutch
President, Chief Executive Officer